Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. (333-133390, 333-190887) on Forms S-8 of our report dated June 28, 2016, with respect to the financial statements and schedule of BancorpSouth, Inc. 401(k) Profit Sharing Plan and Trust included in this Annual Report on Form 11-K for the year ended December 31, 2015.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

June 28, 2016